UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2008

PREMIER WEALTH MANAGEMENT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	333-104631	43-1988542
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus
(Address of principal executive offices)

011-352 2630 1540
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2008 the Company entered into a non-binding Memorandum of Understanding with M-1 Lux, AG a Frankfurt listed company for the sale of the Company’s wholly owned subsidiary Master Trust, S.A. The final purchase price and share amount is subject to additional diligence and will be determined at closing of the contemplated transaction, based on the share price of M-1 Lux AG common stock prior to closing. The transaction is subject to final due diligence by both parties, negotiation and completion of definitive transaction documents, shareholder approval of the Company, pursuant to a definitive proxy statement and prospectus to be filed with the Securities and Exchange Commission and to be delivered to the Company’s securityholders.

No assurance can be made that the transaction will be completed, that the Company’s proxy and registration statement will be declared effective or that the shareholders of the Company will approve the final transaction terms.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 1, 2008, Francis J. Elenio resigned as Chief Financial Officer of the Company. Simultaneously, Mr. Elenio entered into a consulting agreement with the Company and its wholly owned subsidiary Master Trust, S.A. Pursuant to the consulting agreement, Mr. Elenio will assist the Company on financial and strategic matters. The term of the consulting agreement is for a six month period and compensation will be $12,500 during the term. In addition, if the Company enters into a transaction for which there is a change of control is a change in control Mr. Elenio will receive a one-time fee in the amount of $50,000. Such change of control applies to both Premier Wealth Management, Inc. and Master Trust S.A. collectively and individually.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 21, 2008	PREMIER WEALTH MANAGEMENT, INC.
(Registrant)

By: /s/ Nigel Gregg
Nigel Gregg
Chief Executive Officer